Item 77D

MFS Capital Opportunities Fund, series of MFS Series Trust VII, added disclosure regarding the percentage limitation of short sales to 5% of net assets, as described in the statement of additional information contained in Post-Effective Amendment No. 33 to the Registration Statement (File Nos. 2-68918 and 811-3090), as filed with the Securities and Exchange Commission via EDGAR on March 28, 2003. Such description is incorporated herein by reference.